Exhibit 12.1
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                               ISG Resources, Inc.
         Statement re Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratios)


                                Year        Year         Year         Year     2 1/2 Months  9 1/2 Months    Year        Year
                               Ended        Ended       Ended         Ended      Ended         Ended        Ended       Ended
                             12/31/2001  12/31/2000   12/31/1999   12/31/1998    1997          1997       12/31/1996  12/31/1995
                             ----------------------------------------------------------------------------------------------------
Fixed Charges:
   Interest on debt            $16,030     $14,973      $12,690     $8,874      $628        $4,160          $4,853       $4,081
   Amortization of debt
        issuance costs             937         831          702        464         -             -              -             -
   Interest portion of
        rental expense           3,460       2,689        2,531      2,038       420         1,448           2,045        2,016
                             ---------------------------------------------------------------------------------------------------
        Total fixed charges    $20,427     $18,493      $15,923    $11,376    $1,048        $5,608        $  6,898     $  6,097
                             ========================================================================= ========================

Earnings:
   Pre-tax income (loss) from
        continuing operations   (1,626)    (12,749)        $285     $4,808      $517       $(2,478)         (2,232)      (2,541)
   Add back fixed charges       20,427      18,493       15,923     11,376     1,048         5,608           6,898        6,097
                             ----------------------------------------------------------------------- --------------------------
         Total earnings        $18,801      $5,744      $16,208    $16,184    $1,565        $3,130          $4,666       $3,556
                             ======================================================================== =========================

Ratio of Earnings to
   Fixed Charges                 0.92        0.31         1.02       1.42      1.49          0.56            0.68         0.58
                             ========================================================================= ========================

Deficit of Earnings to
   Fixed Charges                $1,626     $12,749        $(285)   $(4,808)    $(517)       $2,478          $2,232       $2,541
                             ========================================================================= ========================
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